Exhibit 99.1

Press Release

American Superconductor Announces Termination of

President David Paratore

WESTBOROUGH, Mass. – June 13, 2005 – American Superconductor Corporation (NASDAQ:AMSC) today announced that it has terminated the employment of David Paratore, President and Chief Operating Officer of the Company due to issues of conduct and judgment on the part of Mr. Paratore in connection with his relationship with a female employee, who has made allegations of sexual harassment.

Under the terms of Mr. Paratore’s executive agreement with the Company, his termination will take effect on June 28, 2005. The Company said it will initiate a search for Mr. Paratore’s replacement. Chairman and CEO Greg Yurek has agreed to assume the role of President, which he held from 1989 to February 2004, until Mr. Paratore’s successor is found.

About American Superconductor

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world-leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at http://www.amsuper.com.

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American Superconductor and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Media	Wanda Whitson American Superconductor	508-621-4454 news@amsuper.com

Investors	Kevin Bisson American Superconductor	508-621-4220 investor@amsuper.com